PRESS RELEASE

           DYNAGEN, INC. TO LICENSE NicErase(R) NASAL SPRAY TO NASTECH

         CAMBRIDGE, MA, January 6, 1997--DynaGen, Inc. (NASDAQ:DYGN;BSE:DYG) today announced that it has licensed worlwide, exclusive, rights to develop a lobeline sulfate nasal delivery formulation, NicErase(R)-NS, to Nastech Pharmaceutical Company Inc. (NASDAQ:NSTK). Nastech, located in Hauppauge, New York, is dedicated to developing nasally delivered drugs for pharmaceuticals which are currently available in an oral and/or injectable dosage forms. Nastech, a worldwide recognized leader in patented nasal delivery technology, was recently granted an FDA approval for Nascobal(R), a nasal gel form of Vitamin B12. Nastech has licensing and/or development agreements for nasal spray formulations with Bristol Myers Squibb, DuPont Merck, Pfizer and others.

         Under the terms of the agreement, Nastech will be responsible for the development of nasal formulation(s), preclinical animal studies and limited human studies and shall bear all the development costs. DynaGen and Nastech will cooperate in licensing the product to a third party, and will share equally in licensing fees and in royalties.

         Nasally delivered nicotine was approved for marketing this past summer for prescription use as an aid in smoking cessation. Transdermal patch and gum products that deliver nicotine are available on the over-the-counter market. Lobeline exhibits many of the pharmacological effects of nicotine, although it is considered to be non-habit forming. DynaGen has shown in clinical studies that NicErase(R)-SL reduces symptoms of tobacco withdrawal and is now evaluating its effectiveness as an aid in smoking cessation in a 750 subject multi-center pivotal Phase 3 trial.

         "We believe in the importance of broadening the NicErase(R) product portfolio by expanding the variety of lobeline drug delivery systems, thereby offering a number of options to the consumer. These alternative drug delivery forms have proven successful in the nicotine replacement therapy market," said Dr. Indu Muni, President and Chief Executive Officer of DynaGen, Inc. "We are pleased to be working with Nastech, a proven leader in nasal delivery technology, as a first step in achieving this goal of product diversification."

         Any statements which are not historical facts contained in this press release are forward-looking statements that involve risks and uncertainties. Please refer to the risk factors regarding commercialization of products identified in the Company's recent report on Form 10-K.

Contacts:
Jim Janis                                                     Investor Relations
Martin E. Janis & Co., Inc..                                  DynaGen, Inc.
(312) 943-1100                                                (617) 491-2527